EXHIBIT 12.1

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
             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                For the Nine Months
                                                Ended September 30
Dollars in millions                                 1994      1993
- ---------------------------------------------------------------------
Earnings before cumulative effect of
  accounting changes                                $164      $299
Provision for income taxes                           157       255
                                                    ----      ----
Earnings subtotal                                    321       554

Fixed charges included in earnings:
Interest expense                                     209       229
Interest portion of rentals                           41        46
                                                    ----      ----
Subtotal                                             250       275

Earnings available before fixed charges             $571      $829
                                                   =====     =====

Fixed charges:
Fixed charges included in earnings                  $250      $275
Capitalized interest                                  26        25
                                                   -----     -----
Total fixed charges                                 $276      $300
                                                   =====     =====

Ratio of earnings to fixed charges                   2.1       2.8


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                                                              EXHIBIT 12.2
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

             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS


                                                        For the Nine Months
                                                        Ended September 30
                                                        -------------------
Dollars in millions                                      1994       1993
- ---------------------------------------------------------------------------
Earnings before cumulative effect of
  accounting changes                                     $164       $299
Provision for income taxes                                157        255
                                                         ----       ----
Earnings subtotal                                         321        554

Fixed charges included in earnings:
Interest expense                                          209        229
Interest portion of rentals                                41         46
                                                         ----       ----
Subtotal                                                  250        275

Earnings available before fixed charges                  $571       $829
                                                         ====       ====


Fixed charges and preferred stock dividends:
Fixed charges included in earnings                       $250       $275
Capitalized interest                                       26         25
Preferred stock dividends *                                43         43
                                                        -----      -----
Total fixed charges and preferred stock dividends        $319       $343
                                                        =====      =====

Ratio of earnings to fixed charges and
 preferred stock dividends                                1.8        2.4


* For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.

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